EXHIBIT 10.3

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION.
DOUBLE ASTERISKS DENOTE SUCH OMISSIONS.

MASTER
FORMULATION DEVELOPMENT
AGREEMENT

THIS MASTER FORMULATION DEVELOPMENT AGREEMENT (the "Agreement'') is entered into as of March 12, 2015 (the "Effective Date' ') by and between OAKWOOD LABORATORIES, L.L.C., a Delaware limited liability company having an address of 7670 First Place, Suite A, Oakwood Village, OH 44146, USA ("Oakwood''),and Edge Therapeutics, Inc., a New Jersey corporation having an address of 200 Connell Drive Suite 1600 Berkeley Heights, NJ 07922 ("Edge'').

RECITALS

WHEREAS, Edge is engaged in the development of polymer-based sustained-release injectable drug products;

WHEREAS, Oakwood is engaged in the licensing, development and manufacture of injectable sustained release formulations for new chemical entities;

WHEREAS, Edge desires to engage Oakwood to provide Edge with drug formulation development services with respect to nimodipine (the "Compound'') on the terms set forth in this Agreement (such activities the "Project'); and

WHEREAS, Edge has paid $[**] (the "Initial Payment ") to Oakwood to begin the Work in advance of execution of this Agreement; and

WHEREAS, the parties intend that all activity in furtherance of the Project undertaken prior to the Effective Date nevertheless be governed by this Agreement.

AGREEMENT

Now, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1          "Affiliate" shall mean any company or entity controlled by, controlling, or under common control with a party hereto. For the purpose of this definition, a business entity shall be deemed to "control" another business entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or exercises equivalent influence over such entity.

1.2          "cGMPs" shall mean the current good manufacturing practices and standards for the production of pharmaceutical intermediates and active pharmaceutical ingredients applicable to both commercial and investigational quantities of compounds (as applicable), as set forth in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations (21 CFR 210 and 21 CFR 211), as may be amended from time to time after the Effective Date, and as interpreted by ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.

1.3         “Compound” shall have the meaning set forth in the Recitals.

1.4         “Control” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.5         “Current Formulation” shall mean the formulation of nimodipine microspheres, including the drug substance, biodegradable polymer as described further in the table below:

	Quantities Based upon Batch Sizes of:		Weight
Ingredient	[**]	[**]	(%)

[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

1.6          “Project Plans” shall mean the Project Plans included in Exhibit A attached hereto.

1.7          “Facility” shall have the meaning provided in Section 2.3.

1.8         “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, as each may be amended from time to time.

1.9         “FDA” shall mean the United States Food and Drug Administration or the successor thereto.

1.10       “Edge Know-How” shall mean Information Controlled by Edge relating to the Product and useful in the development of the Product, whether or not covered by any Edge Patent.

1.11       “Edge Materials” shall have the meaning provided in Section 3.2(a).

1.12       “Edge Patents” shall mean any and all Patents Controlled by Edge that, in the absence of a license thereunder, would be infringed by Oakwood’s Manufacture of Product.

1.13       “Edge Technology” shall mean Technology Controlled by Edge, and shall include the Edge Patents and Edge Know-How.

1.14       “Field of Use” shall mean [**].

1.15       “Information” shall mean knowledge communicated or received, whether in tangible or intangible form, that is not in the public domain, including techniques, technology, practices, trade secrets, discoveries, inventions, developments, innovations, processes, methods, procedures (including analytical methods and procedures), formulae, specifications, analytical and quality control data, other test data and results (including pharmacological, toxicological, preclinical and clinical data and results), writings, documentation, compositions of matter, chemical intermediates, and other know-how; in each case, whether or not protectable under patent, trademark, copyright or other laws.

1.16       “Latent Defect” shall mean a hidden flaw, weakness or imperfection in a Batch of Product which Edge cannot discover by reasonable inspection.

1.17       “Manufacture” shall mean, with respect to a product or compound, any steps, processes and activities necessary to synthesize, manufacture, process, formulate, package, label and/or test such product or compound.

1.18       “Oakwood Know-How” shall mean Information Controlled by Oakwood that Oakwood uses, or has used, in the Manufacture of Products, but excluding Oakwood Patents.

1.19       “Oakwood Patents” shall mean any and all Patents Controlled by Oakwood that, in the absence of a license thereunder, would be infringed by the Manufacture of Products.

1.20       “Oakwood Technology” shall mean the Oakwood Patents and the Oakwood Know-How. Oakwood Technology may be either Oakwood Agreement Technology or Oakwood Independent Technology, each as defined below:

(a)        “Oakwood Agreement Technology” shall mean Oakwood Technology generated, developed or acquired by or on behalf of Oakwood in the course and as a result of performing any Services or conducting other activities pursuant to this Agreement, or using any Confidential Information of Edge; and

(b)        “Oakwood Independent Technology” shall mean Oakwood Technology that is not Oakwood Agreement Technology, regardless of whether such Oakwood Technology exists prior to the Effective Date or is generated, developed or acquired by or on behalf of Oakwood after the Effective Date, independently of any activities undertaken pursuant to this Agreement.

1.21       “Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.

1.22       “Product” shall mean a pharmaceutical product comprising or containing Compound as its sole active ingredient.

1.23       “Product Requirements” shall have the meaning provided in Section 4.3(a).

1.24       “Records” shall have the meaning provided in Section 2.4.

1.25       “Services” shall have the meaning set forth in Section 2.2.

1.26       “Specifications” shall mean the applicable agreed upon lists of tests, analytical methods or procedures and appropriate acceptance criteria in order to establish a set of criteria for a particular Product, as in effect from time to time, to which Product should conform in order to be considered acceptable.

1.27       “Technology” shall mean all data, information, practices, techniques, written and oral rectifications of data, specifications, know-how, trade secrets, knowledge, and other valuable information, whether confidential or not and whether proprietary or not.

1.28       “Term” shall have the meaning provided in Section 10.1.

1.29       “Third Party” shall mean any entity other than Oakwood, Edge and their respective Affiliates.

1.30       “Visitor Confidentiality Agreement” shall mean a confidentiality agreement in form reasonably acceptable to Oakwood pursuant to which a visitor to Oakwood will agree to keep confidential and not use for any purpose other than as set forth in this Agreement any confidential information of Oakwood to which such visitor is given access or exposed. The confidential information of Oakwood shall include, but not be limited to, information in the possession of Oakwood that belongs to a Third Party.

2.	SERVICES; PROJECT PLAN.

2.1         Scope of Work. Oakwood shall exercise its commercially reasonable efforts to carry out the services and/or research related to formulation that Oakwood will perform in support of this collaboration (the “Work”) in accordance with the referenced Addendum as set forth in consecutively numbered Exhibit As, beginning with Exhibit A-1, A-2, A-3, and so forth, (“Exhibit A”). The terms and conditions of this Agreement shall apply to any Addendum entered into and executed by the Parties, prior to the expiration of this Agreement. Oakwood will complete the Work in a professional and diligent manner, on a schedule agreed to by the Parties and at a price as set forth in each Exhibit. Oakwood shall notify Edge in writing as soon as it becomes aware that actual costs will exceed the estimated costs in a Project Plan by more than $[**]. Costs in excess of estimated costs in a Project Plan plus $[**] shall be payable only with written notice explaining the reasons for the excess charges, in advance wherever possible and shall proceed only with written consent by the parties. No material change in the Work required to be performed by Oakwood pursuant to Exhibit A shall be enforceable against Oakwood unless memorialized in a writing signed by Oakwood (a “Change Order”), and Oakwood is paid such additional compensation as the parties shall agree to be appropriate for the additional Work required by such Change Order.

2.2         Project Plan. The specific activities to be performed by Oakwood with respect to each Exhibit A (the “Services”) shall be as set forth in the written Project Plan included as part of each such Exhibit A. No Project Plan will be effective unless and until it has been agreed to and signed by authorized representatives of both parties. Any other documents relating to the Project, including, without limitation, specifications, proposals, quotations, and any other relevant documentation, will be attached to the applicable Project Plan and incorporated by reference therein. Each fully signed Project Plan will be subject to the terms of this Agreement and will form part of this Agreement. Notwithstanding the foregoing, nothing in this Agreement will obligate either party to enter into any Project Plan under this Agreement, and Oakwood shall not rely on this Agreement to incur any costs or obligations of any sort until the applicable Project Plan is executed by both parties. Promptly following the Effective Date, Oakwood shall initiate and thereafter use commercially reasonable efforts to perform and complete the Services (either directly or through such subcontractors as Oakwood shall determine in its sole discretion) specified in the Project Plan attached as Exhibit A-1 in accordance with the terms of this Agreement and the Project Plan.

(a)        Generally. The Project Plans shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Project Plans. To the extent any terms or provisions of a Project Plan conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent such Project Plan (or any amendment thereto) expressly states the parties’ intention that such Project Plan control with respect to a particular matter. The parties may amend the Project Plan(s) from time to time by mutual agreement. Any such amendment to a Project Plan shall be in writing, executed by an authorized representative of each party, attached to the original Project Plan, and incorporated herein by this reference.

2.3         Visits by Edge. Representatives of Edge may visit and/or meet with Oakwood at reasonable times and with reasonable frequency during normal business hours to inspect Oakwood’s facility where Services are performed (the “Facility”), to observe the performance of the Services and/or to review Records. Prior to entering Oakwood’s Facility, all visitors shall enter into a Visitor Confidentiality Agreement. While at Oakwood’s Facility, all such visitors shall comply with Oakwood policies and procedures.

2.4         Documentation. Oakwood shall keep complete and accurate records related to the Services, including, without limitation, reports, accounts, notes, data and records of all information and results of the Services (collectively, “Records”). All Records will be the sole property of Edge. Upon Edge’s request, Oakwood will promptly provide Edge with complete and accurate copies of such Records. Except as required by applicable law and in connection with any regulatory compliance or filings (including, but not limited to, FDA certification) Oakwood will not transfer, deliver or otherwise provide any such Records to any party other than Edge, without the prior written approval of Edge. While in the possession or control of Oakwood, Records will be made available for inspection, examination and copying (at Edge’s expense) by or on behalf of Edge. All original Records will be retained and archived by Oakwood in accordance with cGMP and applicable laws, rules and regulations, but in no case for less than [**] years following completion of the applicable Project Plan (the “Retention Period”). Following the Retention Period, Oakwood will not destroy the Records without first giving Edge written notice and the opportunity to further store the Records or to take possession of the Records, in each case at Edge’s expense.

2.5         Compliance with Project Plans and Law. Oakwood agrees to perform the Services set forth in each Project Plan in a competent and professional manner and in accordance with the terms and conditions contained in this Agreement and such Project Plan. Oakwood shall use all commercially reasonable efforts to perform the Services in accordance with the applicable time line(s) and schedule(s) set forth in the Project Plans. Oakwood shall perform its obligations hereunder in conformance with all applicable federal, state and local statutes, rules and regulations, including, without limitation, cGMPs (except to the extent otherwise specified in a Project Plan) and the FD&C Act.

2.6         Inability to Perform. Oakwood will promptly notify Edge if Oakwood has reason to believe that it will be unable to perform or complete (either in a timely manner or at all) the Services under a Project Plan. In such event, Oakwood shall provide to Edge all pertinent documentation, records, notes, reports, Batch Records, materials, including identification of raw materials and assays, provide reasonable access to Oakwood’s scientists, and inform Edge to the best of Oakwood’s knowledge of the basis of this inability to perform.

3.	MANUFACTURE.

3.1         Manufacture of Product. Oakwood shall Manufacture such Product as is necessary to perform the Services called for in the Project Plans. Oakwood shall Manufacture the Products in accordance with and all applicable laws, rules and regulations, as then in effect.

3.2         Compound Supply; Materials.

(a)        Edge shall be responsible for supplying to Oakwood, at no charge to Oakwood, such quantities of Compound, manufactured by Edge or its designee and meeting the applicable specifications for Compound, and of such other Materials as may be specified in a Project Plan as being provided by Edge (collectively, “Edge Materials”), as, in each case, are sufficient for Oakwood to perform the Services and Manufacture Product in accordance with this Agreement. The parties acknowledge that the relationship between Edge and Oakwood with regard to the Edge Materials as they stand alone prior to being combined with any other materials is that of a bailment. Oakwood agrees (a) to account for all Edge Materials; and (b) at Edge’s request to either destroy and certify that it has destroyed, or to return to Edge, at Edge’s expense, all unused quantities of Edge Materials according to Edge’s written directions. Edge’s Materials shall not be included in Oakwood’s inventory and shall not be subject to any liens or encumbrances by any of Oakwood’s creditors or lenders. Edge shall at all times be and remain the sole and exclusive owner of the Edge Materials. Oakwood shall not provide Edge Materials to any Third Party (other than Oakwood subcontractors) without the express prior written consent of Edge and shall not use Edge Materials for any purpose other than conducting the Services and Manufacturing Product in accordance with this Agreement and the Project Plans. Oakwood agrees that it shall not subcontract the Services to a Third Party contractor without Edge’s prior written approval. Edge shall be deemed to have given such prior written approval to the use of any subcontractor identified on an Exhibit A for the purposes therein set forth. Even if such approval is given by Edge, Oakwood shall remain fully responsible for the quality of the Services provided by its subcontractors, as assured through separate agreements between them.

(b)        Oakwood acknowledges that Edge can assign and grant to a lender, as a secured party, a lien on and security interest in Edge Materials (“Edge Collateral”) located at the Oakwood Facility. Oakwood agrees to allow Edge’s lender, upon reasonable notice during business hours, to examine or inspect the Edge Collateral and obtain valuations and audits of the Edge Collateral, wherever located at Edge’s expense. Oakwood agrees to execute whatever documents are reasonably necessary to perfect Edge’s lender’s security interest in the Edge Collateral, at Edge’s expense.

(c)        Except for Edge Materials, and except to the extent otherwise specified in a Project Plan, Oakwood will be responsible for obtaining and storing all Materials necessary for the performance of the Services and the Manufacture of Product hereunder, in accordance with the Specifications, cGMPs and any applicable Regulatory Approvals.

3.3         Product Specifications; Testing. Oakwood will test each Batch of Product to be supplied to Edge hereunder in accordance with the testing standards and procedures set forth in the Specifications and issue to Edge a certificate of analysis confirming that such batch meets the Specifications. In addition, the quality assurance department of Oakwood will review the records relating to the Manufacture of such batch and will assess whether such Manufacture has taken place in compliance with cGMPs and the Master Batch Record. If, based upon such tests, a Batch of Product is determined to have been Manufactured according to cGMPs and the Master Batch Record, and then Oakwood’s quality assurance department shall issue a certificate of compliance for such Batch. The Specifications and a completed, signed and accurate copy of the Batch Record for each Batch of Product will be delivered to Edge by a reputable courier or by registered or certified mail, postage prepaid, with return receipt required to verify delivery date.

3.4         cGMP Compliance and QA Audits. Upon written request to Oakwood, Edge shall have the right to have representatives visit the Facilities during normal business hours to review Oakwood’s Manufacturing operations and assess its compliance with cGMPs and quality assurance standards and to discuss any related issues with Oakwood’s manufacturing and management personnel.

3.5         Samples. Oakwood shall retain samples of each Batch of Product and in-process materials for such Batch consistent with cGMP. Upon Edge’s written request, Oakwood shall provide Edge with up to one-half the original amount of the retained samples.

3.6         Regulatory Matters.

(a)        Regulatory Compliance. Oakwood shall comply with all regulatory requirements imposed by applicable laws, rules and regulations upon Oakwood as the manufacturer of the Products. Oakwood shall, on a timely basis, provide Edge with such information, files and other documents regarding Oakwood’s Manufacturing processes and procedures for Product as is reasonably necessary for Edge to comply with its obligations under applicable laws, rules and regulations as the sponsor of clinical trials of Products or to file or maintain Regulatory Approvals for Products.

 (b)       Regulatory Approvals. Except as specified in a Project Plan or otherwise mutually agreed by the parties in writing, Edge shall be solely responsible for all filings necessary to obtain or maintain Regulatory Approvals with respect to Products and shall be the sole owner of all Regulatory Approvals and applications therefor (including, without limitation, the CMC portion of any of the foregoing). Oakwood shall not file any drug master file (“DMF”) for a Product with the FDA or any other regulatory authority, except with the prior written consent of Edge. Should a Project Plan provide for Oakwood to develop and file a DMF for a Product, such DMF shall be subject to review, comment and approval by Edge prior to filing. In the event of filing of any DMF for a Product, Oakwood agrees to provide Edge with letters of access to such DMF. Oakwood agrees to use its commercially reasonable efforts to assist Edge in obtaining and maintaining Regulatory Approvals with respect to Products. Without limiting the generality of the foregoing, Oakwood agrees to cooperate with any pre-approval inspection by the FDA or other regulatory agency.

(c)        Regulatory Inspections. Oakwood agrees to inform Edge within 24 hours of notification of any regulatory inquiry, communication or inspection relating to any Product. In the event Oakwood receives any correspondence from any regulatory or governmental agency relating to a Product (including, but not limited to, any Form FD-483 notice, and any FDA refusal to file, rejection or warning letter, even if they do not specifically mention Edge), or any notice of inspection or an inspection visit by any regulatory authority which involves a Product or could impact Oakwood’s ability to produce a Product, Oakwood shall notify Edge, and shall deliver to Edge a copy of any such correspondence or notice (if any), within 24 hours of notification by such regulatory authority. Edge, at its option, shall have the right to have its representatives present at any such inspection by a regulatory authority. In the event there are written observations (or any other written communication) by a regulatory authority that involve Product or could impact Oakwood’s ability to produce Product, or any proposed written response by Oakwood to any such inspection, Edge shall be informed within 24 hours and be provided with copies of all documentation within 48 hours, and shall have a reasonable opportunity to review and comment on the proposed response. Notwithstanding the preceding, Oakwood shall be entitled to redact any such communication prior to delivering it to Edge solely for the purpose of protecting the confidential information of other customers of Oakwood.

(d)        Adverse Events. Edge shall be responsible for all reporting to regulatory authorities of adverse events associated with the use of any Product supplied by Oakwood hereunder. If Oakwood becomes aware of any adverse event associated with the use of such Products, it shall report all information in its possession regarding such event to Edge as soon as practicable after becoming aware of such information, and shall cooperate with Edge as necessary to report such event to regulatory authorities.

3.7         Incidents or Accidents. Oakwood shall immediately notify Edge in writing of any incident or accident experienced by Oakwood that Oakwood believes may affect the quality of the Product that Oakwood is obligated to deliver hereunder or its ability to meet delivery date obligations hereunder. Oakwood shall promptly investigate such incident or accident and shall provide a written report within five business days of the results of the investigation of such incidence or accident to Edge.

3.8         Lot Documentation. Oakwood shall maintain and shall provide to Edge the documents set forth in the Specifications for each lot of Product.

3.9         Change in Manufacturing Process. Oakwood shall obtain Edge’s prior written approval before it implements any change in the materials, equipment, facilities, process or procedures used in the Manufacture of Products that would constitute a major change under cGMPs. Oakwood shall disclose all proposed changes in such manufacturing materials, equipment, process or procedure to Edge at a level sufficient to allow Edge to assess the impact of such changes on Edge’s regulatory filings and to update and maintain such regulatory filings accordingly.

3.10       Commercial Supply. This Agreement shall not be used for commercial manufacturing or supply of any Product. Should Edge desire Oakwood to provide Product for commercial use, the parties will negotiate in good faith a separate commercial manufacturing and supply agreement on commercially reasonable terms to be mutually agreed in writing by the parties (the “Commercial Supply Agreement”).

4.	DELIVERY AND ACCEPTANCE.

4.1         Quality Control Sample and Documentation. Except as otherwise specified in a Project Plan, prior to the delivery of any Batch of Product, Oakwood shall provide Edge with (a) if requested by Edge, a quality control sample of such Batch for the purpose of confirming that such Batch meets the Specifications, (b) a copy of the Batch Record for such Batch, together with written confirmation that such Batch Record has been reviewed and approved by Oakwood’s quality assurance unit, (c) a certificate of analysis for such Batch, and (d) a certificate of compliance for such Batch.

4.2         Delivery. Except as otherwise specified in a Project Plan, all shipments of Product shall be shipped EXW (Incoterms 2000) the Facility. Oakwood agrees not to ship Product to Edge or its designee until it has received a written approval from Edge to release and ship such Product. Oakwood will package and ship Product in accordance with Edge’s instructions.

4.3         Acceptance and Rejection.

(a)        Edge may reject any Batch delivery of Product that does not conform to the Specifications, the Batch Documentation or any applicable requirements specified in the Project Plan (collectively, the “Product Requirements”). Any such notice of rejection shall be in writing and shall indicate the reasons for such rejection.

(b)        Edge may reject any Batch delivered hereunder that does not conform to the Product Requirements. In order to reject a Batch of Product, Edge must give written notice to Oakwood of Edge’s rejection within thirty (30) days after delivery of such Batch. If no such notice of rejection is received, Edge shall be deemed to have accepted such Batch of Product within thirty (30) days after delivery, except in the case of Latent Defects.

(c)        After notice of rejection is given, Edge shall cooperate with Oakwood in determining whether rejection is necessary or justified. Oakwood will evaluate process issues and other reasons for such non-compliance. Oakwood shall notify Edge as promptly as reasonably possible whether it accepts Edge’s basis for any rejection. If Oakwood in good faith disagrees with Edge’s determination that certain Product does not meet the Specifications, such Product shall be submitted to a mutually acceptable Third Party laboratory. Such Third Party laboratory shall determine whether such Product meets the Specifications, and the parties agree that such laboratory’s determination shall be final and determinative. The party against whom the Third Party tester rules shall bear all costs of the Third Party testing.

(d)        If Oakwood agrees, or the Third Party laboratory determines, that a rejected Batch does not meet the Product Requirements, then Oakwood, at Edge’s option and direction, shall either:

(i)        at Oakwood’s expense, replace the non-conforming Batch with a Batch of Product that conforms to the Product Requirements as soon as reasonably possible; or

(ii)       refund to  Edge the amount paid by Edge to Oakwood for the non-conforming Batch.

In addition, the parties will meet to discuss, evaluate and analyze the reasons for and implications of the failure to conform to the Product Requirements.

4.4         Non-Conforming Compound. If Edge notifies Oakwood that a Batch of Product delivered hereunder fails to meet the Product Requirements, and such failure to meet the Product Requirements is determined, by agreement of the parties or by the Third Party laboratory to be solely the result of Compound that does not conform to the applicable specifications, then such Batch shall not be subject to the remedies set forth in Section 4.3.

5.	LICENSE; EXCLUSIVITY; MANUFACTURING TECHNOLOGY TRANSFER.

5.1         License to Oakwood Technology. Subject to the terms and conditions of this Agreement, Oakwood hereby grants to Edge [**] license under the Oakwood Technology, to develop, make, have made, use, and import Products, [**]. The license granted pursuant to this Section 5.1 shall survive expiration or termination of this Agreement, except in the case of termination of this Agreement by Oakwood pursuant to Section 10.3.

5.2         License to Edge Technology. Subject to the terms and conditions of this Agreement, Edge hereby grants to Oakwood a [**] license under the Edge Technology, to develop, make, have made, use, and import Products, [**] for the Term of this Agreement, unless mutually agreed in writing by the parties.

5.3         Manufacturing Technology Transfer. Oakwood shall have no obligation to transfer or otherwise make available to Edge any Manufacturing Technology, including Manufacturing Technology developed pursuant to the Project Plan, unless and until the parties shall have entered into a binding written agreement pursuant to which Oakwood will be compensated for the use of the Oakwood Technology in the Manufacture of Product.

6.	FEES AND PAYMENTS.

6.1         Project Plan Payments. Oakwood shall invoice Edge for Services performed by Oakwood in writing and on the schedule and in the amount(s) specified in the Project Plans. Edge shall pay undisputed invoices within 30 days after invoice. If a good faith dispute arises between the parties with respect to any part of an invoice, Edge:  (i) Must notify Oakwood promptly in writing of the particulars of the dispute no later than the expiration of the 30 day payment period; (ii) May withhold payment of the disputed part of the invoice, provided that the parties endeavor promptly and in good faith to resolve the dispute; and (iii) May request that Oakwood reissue a new invoice to Edge for the undisputed portion. Resolution of the dispute shall be governed by the time lines and other provisions of Section 12.1.

6.2         Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at the exchange rate published in the national edition of the Wall Street Journal for the business day immediately prior to the date of such conversion. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Oakwood, unless otherwise specified in writing by Oakwood.

6.3         Income Tax Withholding. Oakwood will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Edge, Edge will (a) deduct such taxes from the payment made to Oakwood,
(b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Oakwood and certify its receipt by the taxing authority within 30 days following such payment.

7.	INTELLECTUAL PROPERTY MATTERS.

7.1         Existing Intellectual Property. Neither party will acquire any right, title or interest in any Patents or other intellectual property Controlled by the other party, except as expressly set forth in this Agreement.

7.2         Oakwood shall notify Edge in writing of any Oakwood Agreement Technology developed during the Project in the form of a written invention disclosure. Edge shall treat as confidential and not disclose to any Third Party the contents of any such notice provided under this Section, and shall not use any such information for any purpose other than to exercise its rights under this Section. Inventorship of inventions shall be determined in accordance with principles of United States patent law.

7.3         Edge shall have the first right to file and prosecute patent applications claiming all Technology, Information, discoveries, Product(s), intermediates or derivatives thereof, inventions, materials, documents, reports, data, improvements, modifications, updates or enhancements, in each case that are conceived, created, arising from or reduced to practice in the course of or as a result of the Services or which utilize Edge Technology, or Edge Confidential Information hereunder, and any and all patents, copyrights, or other intellectual property rights related thereto other than Oakwood Agreement Technology related to the Manufacture of products other than Products and/or other Edge products (collectively “Project Developments”), and all such patent applications prosecuted by Edge and any patents issuing thereunder shall be the sole property of Edge, which shall own all right, title and interest therein throughout the world. Oakwood hereby assigns to Edge (or its designee), without additional compensation, the entire right, title and interest to such Project Developments to Edge for all countries.

7.4         Oakwood shall have the first right to file and prosecute patent applications claiming Oakwood Agreement Technology related to the Manufacture of products other than Products and/or other Edge products (collectively “Oakwood General Manufacturing Developments”), and all such patent applications prosecuted by Oakwood and any patents issuing thereunder shall be the sole property of Oakwood, which shall own all right, title and interest therein throughout the world. Edge hereby assigns to Oakwood, without additional compensation, the entire right, title and interest to such Oakwood General Manufacturing Developments to Oakwood for all countries.

7.5         Each party agrees to take such steps as the other may reasonably request (at the other’s expense), including without limitation executing documents that are necessary or useful to vest in the party having the first right to file (or its designee) (the “Primary Owner”) the ownership rights as set forth in Sections 7.3 and 7.4 above. If the Primary Owner elects not to pursue or continue the prosecution of patents claiming any Project Development or Oakwood General Manufacturing Development, then such Primary Owner shall so notify the other party promptly in writing and in good time to enable such other party to meet any deadlines by which an action must be taken to prosecute any such patent. Upon receipt of each such notice by a Primary Owner or if, at any time, the Primary Owner fails to timely prosecute any such patent after a request by the other party that it do so, then in each case the other party shall have the right, but not the obligation, through counsel of its choosing and at its own expense, to prosecute such patent in the name of such other party, and any such patent applications and patent issuing thereunder shall be the property of such other party.

7.6         Edge hereby grants to Oakwood an [**]license to use the Project Developments it has assigned to Edge under subsection 7.3, and any patent or other intellectual property rights thereto, to [**] outside the Field of Use. This license includes the right to grant sublicenses through multiple tiers.

7.7         Oakwood hereby grants to Edge a [**] license to use the Oakwood Patents and Oakwood General Manufacturing Developments (including any patents prosecuted by Oakwood pursuant to subsection 7.3 above), [**] during the Term of this Agreement.

7.8         [**]. It is understood and agreed that in the course of the Services Oakwood may use techniques or formulations that are in the public domain, and that Oakwood is free to use such techniques and formulations in other activities to the extent they are public. Upon request, Oakwood agrees to disclose in writing such techniques or formulations to Edge so that Edge’s intellectual property counsel can confirm that they are not subject to the provisions governing ownership of Project Developments in subsection 7.3 or Oakwood General Manufacturing Developments in Section 7.4.

7.9         Prosecution and Maintenance of Oakwood Patents. Oakwood shall have the sole right, but not the obligation, to file, prosecute and maintain Oakwood Patents within the Oakwood Independent Technology at its sole cost and expense. Oakwood shall have the first right, but not the obligation, to file, prosecute and maintain Oakwood Patents within the Oakwood Agreement Technology at its sole cost and expense. Oakwood shall keep Edge reasonably informed as to the filing, prosecution and maintenance of Oakwood Patents within the Oakwood Agreement Technology. If Oakwood elects to abandon any Oakwood Patent within the Oakwood Agreement Technology, Oakwood shall promptly notify Edge of such election, but in no case later than 60 days prior to any required action relating to the filing, prosecution or maintenance of such patent application or patent. In such event, and at Edge’s request, Edge shall have the right, at its expense, to prepare, file, prosecute, and maintain such Oakwood Patent.

7.10       Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of the Oakwood Patents pursuant to Section 7.2 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to Oakwood Patents within the Oakwood Agreement Technology.

7.11       Oakwood hereby grants to Edge, without requiring an additional option fee, an option to acquire an [**]license, with the right to sublicense, to the Oakwood Patents within the Oakwood Agreement Technology, made or conceived and reduced to practice during the Project through [**] to develop, make, have made, use, have used, sell, have sold, offer for sale, import and have imported into the United States a product, to offer and provide services or to practice a licensed method or use a licensed use in the field of microparticle-based drug delivery (the “Option”). Edge may exercise this Option only during the “Option Period” [**] for [**] license to use said Oakwood Patents.

7.12       Infringement by Third Parties. Each of Oakwood and Edge shall promptly notify the other party in writing of any alleged, threatened or actual infringement of any Oakwood Patent or Edge Patent of which they become aware.

(a)       Oakwood shall have the sole and exclusive right, but not the obligation, to bring and control any action or proceeding to enforce Oakwood Patents against any allegedly infringing Third Party at its own expense and by counsel of its own choice. In the event Oakwood brings an infringement action in accordance with this Section 7.10, Edge shall cooperate fully, [**] , at Oakwood’s expense. Any recovery realized as a result of litigation regarding alleged infringement of any Oakwood Patent (whether by way of settlement or otherwise) shall be retained by Oakwood.

(b)       Edge shall have the sole and exclusive right, but not the obligation, to bring and control any action or proceeding to enforce Edge Patents against any allegedly infringing Third Party at its own expense and by counsel of its own choice. In the event Edge brings an infringement action in accordance with this Section 7.10, Oakwood shall cooperate fully, [**], at Edge’s expense. Any recovery realized as a result of litigation regarding alleged infringement of any Edge Patent (whether by way of settlement or otherwise) shall be retained by Edge.

8.	CONFIDENTIALITY.

8.1         Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term and for five years thereafter, such party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any Information designated as confidential or that otherwise should reasonably be construed under the circumstances as being confidential furnished to it by or on behalf of the other party (the “Disclosing Party”) in connection with this Agreement (collectively, “Confidential Information”). The Receiving Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

8.2         Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party, without the use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records maintained in the ordinary course of business.

8.3         Authorized Disclosure. Each party may disclose Confidential Information of the other party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)	enforcing such party’s rights under this Agreement;

(b)	prosecuting or defending litigation as permitted by this Agreement;

(c)	complying with applicable court orders or governmental regulations; and

(d)	disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors, financial institutions, banks, authorities and their legal representatives in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 8.3(b) or Section 8.3(c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. Such Information shall continue to be treated as Confidential Information for the purpose of this Agreement. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

9.	REPRESENTATIONS AND WARRANTIES.

9.1         Mutual Representations and Warranties. Each party represents and warrants to the other party that (a) such party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement will constitute the legal, valid and binding obligation of such party, and (d) neither the execution of this Agreement nor the performance of such party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound.

9.2         Oakwood Representations and Warranties. Oakwood represents and warrants to Edge as follows: (a) all Product supplied hereunder shall be manufactured in compliance with cGMPs (except as otherwise expressly set forth in a particular Project Plan), any relevant Regulatory Approvals or applications therefor filed by Edge and all other applicable laws, rules and regulations; (b) all Product supplied hereunder shall conform to, and be packaged and shipped in accordance with, the applicable Specifications in effect at the time of delivery; (c) no Product or placebo supplied hereunder for use in humans shall be misbranded within the meaning of the FD&C Act, nor shall any such Product constitute an article that may not be introduced into interstate commerce under the provisions of Section 505 of said Act; (d) all Product and placebo supplied hereunder shall conform to the certificate of analysis provided with the shipment of the Product; and (e) all Product and placebo supplied hereunder shall be free and clear of any lien or encumbrance.

9.3         Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.4         Limitation of Liability. EXCEPT IN THE CASE OF BREACH OF ARTICLE 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 9.5 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS UNDER ARTICLE 11.

10.	TERM, TERMINATION.

10.1       Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated pursuant to this Article 10, continue until the completion of all activities contemplated by the Project Plans and delivery to Edge of all deliverables specified therein.

10.2       Termination of Agreement At Will. Edge may terminate this Agreement for any reason or for no reason: (a) at any time prior to initiation of Services under a Project Plan upon 30 days’ prior written notice to Oakwood; or (b) at any time after initiation of Services under a Project Plan upon 90 days’ prior written notice to Oakwood.

10.3       Termination of Agreement for Material Breach. Either party may terminate this Agreement for material breach of this Agreement by the other party upon 60 days’ written notice specifying the nature of the breach, if such breach has not been cured within such 60-day period; provided, however, that this Agreement shall not terminate if the breach cannot be cured within the 60 day period, but the breaching party has taken significant steps within the 60 day period to cure the breach, and thereafter cured the breach as soon as practicable.

10.4       Survival. Expiration or termination of this Agreement will not relieve the parties of any obligation, including but not limited to the obligation to pay outstanding invoices, accruing prior to such expiration or termination. Sections 2.4, 3.6, 3.7(d), 3.11, 6.2, 6.3, 10.4, 10.5, 10.6 and Articles 8, 11, 12 and 13 will survive expiration or termination of this Agreement.

10.5       Damages; Relief. Termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

10.6      Bankruptcy. All rights and licenses granted under, or pursuant to, this Agreement by Oakwood to Edge are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (hereinafter, the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in and construed under Section 101 of the Bankruptcy Code. The parties agree that Edge, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights, remedies and elections under the Bankruptcy Code. The Parties agree further that they shall enter into an escrow agreement on mutually satisfactory terms (hereinafter, the “Escrow Agreement”), which shall be an “agreement supplementary to” this Agreement, as set forth in and construed under Section 365(n)(1)(B) of the Bankruptcy Code, and which shall provide for a repository of essential ancillary documents, intermediates, formulae, compounds, and other essential records (hereinafter, the “Escrow Agreement Intellectual Property”). The parties also agree that, in the event of a bankruptcy proceeding by or against Oakwood under the Bankruptcy Code, Edge shall be entitled to complete access to the Escrow Agreement Intellectual Property and all embodiments of such Escrow Agreement Intellectual Property, and same, if not already in Edge’s possession, shall promptly be delivered to Edge upon Edge’s written request (i) upon any such commencement of a bankruptcy proceeding, unless Oakwood elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon rejection of this Agreement by or on behalf of Oakwood under Section 365(a) of the Bankruptcy Code, pursuant to the terms of the Escrow Agreement.

11.	INDEMNIFICATION.

11.1       Edge Indemnification. Edge hereby agrees to save, defend, indemnify and hold harmless Oakwood and its officers, directors, employees, consultants and agents (“Oakwood Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any such Oakwood Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) [**]; (b) the gross negligence or willful misconduct of any Edge Indemnitee; or (c) the development, manufacture, use for submission to regulatory agencies for market approval, handling, storage, or other disposition of any Product by or on behalf of Edge; except, in each case, to the extent such Losses result from [**], from failure of an Oakwood Indemnitee to substantially comply with any applicable governmental requirements, or the recklessness, gross negligence or willful misconduct of any Oakwood Indemnitee.

11.2      Oakwood Indemnification. Oakwood hereby agrees to save, defend, indemnify and hold harmless Edge and its officers, directors, employees, consultants, contractors and agents (“Edge Indemnitees”) from and against any and all Losses to which any such Edge Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) [**]; or (b) the gross negligence or willful misconduct of any Oakwood Indemnitee; except, in each case, to the extent such Losses result from [**], from failure of an Edge Indemnitee to substantially comply with any applicable governmental requirements, or the recklessness, gross negligence or willful misconduct of any Edge Indemnitee.

11.3       Control of Defense. In the event a party seeks indemnification under Section 11.1 or 11.2, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. Notwithstanding the Indemnifying Party’s right to assume the defense of any claim, an indemnified Party may employ separate counsel to represent it or defend it in such action or proceeding at its own expense if an actual or potential conflict of interest exists.   If a settlement contains an absolute waiver of liability for the indemnified party, and each Party has acted in compliance with the requirements of the indemnification procedure in this Section, the indemnified party’s consent will be deemed given. Under no condition will Oakwood agree to settle any claim on such terms or conditions as would impair Edge’s ability or right to manufacture, market, sell or otherwise use Product without the prior written consent of Edge.

11.4       Insurance. Each party represents and warrants that it maintains in full force and effect a policy or policies with respect to the conduct of its business in such amounts as are customary for well-insured companies engaged in similar businesses[**]. Such policy shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. Each party shall upon request provide the other Party with certificate(s) of insurance evidencing such coverage and with copies of its policies of insurance, along with any amendments and revisions thereto.

12.	DISPUTES.

12.1      Amicable Resolution. Any dispute arising under or relating to the parties’ rights and obligations under this Agreement will be referred to the Chief Executive Officer of Edge and the Chief Executive Officer of Oakwood for resolution. Such officers shall meet to discuss the disputed matter within 15 days after the request of either party and shall work in good faith to resolve such controversy or claim within 30 days after initiating such discussions. In the event such officers are unable to resolve such dispute prior to the end of such 30-day period, then each party may pursue any and all remedies that may be available to it, at law or in equity.

12.2      Court Actions. Notwithstanding Section 12.1, either party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained whether or not dispute resolution discussions have been initiated or completed pursuant to Section 12.1.

13.	GENERAL PROVISIONS.

13.1       No Implied Licenses. No right or license is granted under this Agreement by either party to the other, either expressly or by implication, except those specifically set forth herein.

13.2       Independent Contractor Relationship. Oakwood’s relationship with Edge will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Oakwood is not an agent of Edge and is not authorized to make any representation, contract, or commitment on behalf of Edge. Oakwood will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Oakwood’s performance of Services and receipt of fees and other payments under this Agreement.

13.3       Use of Names. Neither party shall use the other party’s name or the names of the other party’s employees in any advertising or sales promotional material or in any publication without prior written permission of the other party.

13.4       Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of Delaware, USA, without regard to the conflicts of law provisions thereof.

13.5       Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

13.6       Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

13.7       Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of either party’s business to which this Agreement relates to an Affiliate or Third Party, whether by merger, sale of stock, sale of assets or otherwise, as long as such assignment shall not materially or adversely affect the non-assigning party’s rights hereunder, and provided the Third Party agrees to be bound by the terms and conditions hereof. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void. Notwithstanding the foregoing, in the event Edge is required to pledge this Agreement as collateral security, such pledge shall not be considered an assignment and shall not require prior consent from Oakwood.

13.8       No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

13.9       Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, then such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

13.10     Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Edge, notices must be addressed to:

Edge Therapeutics, Inc.
200 Connell Drive

Berkeley Heights, New Jersey 07922

Attention: Andrew J. Einhorn, Chief Financial Officer
Telephone: 908-344-5305
Facsimile: 800-208-3343

Email: aeinhorn@edgetherapeutics.com

If to Oakwood, notices must be addressed to:

Oakwood Laboratories, L.L.C.
7670 First Place, Suite A
Oakwood Village, OH 44146
Attention: Jeffrey M. Fehn, Executive Vice President
Telephone: (440) 359-0000, ext. 226
Email: jfehn@oakwoodlabs.com

with a copy, which shall not constitute notice, to:

Law Office of Jeffrey P. Jones, LLC
P.O. Box 1122
Hudson, OH
44236
Telephone: (216) 789-8569
Facsimile: (216) 763-0507
Email:jjones@innotechlaw.com

In the event of a change of notice address, recipient or both, a party shall provide the other party written notice pursuant to this Section 13.10 setting forth the new address and/or recipient, as appropriate.

13.11     Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. Notwithstanding any other provision of this Agreement, if an event of force majeure continues for more than ninety (90) days and such event substantially prevents a party from performing any of its material obligations under this Agreement, then, after a meeting of the parties and reasonable effort to solve the problem, the other party will have the right to terminate this Agreement.

13.12     Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement, shall be in the English language.

13.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Master Formulation Development Agreement on the Effective Date.

EDGE THERAPEUTICS, INC.		OAKWOOD LABORATORIES, L.L.C.

By:	/s/ Brian A. Leuthner	By:	/s/ Jeffrey M. Fehn
Name: Brian A. Leuthner		Name: Jeffrey M. Fehn
Its: Chief Executive Officer		Its: Executive Vice President